EQUITY AGREEMENT

THIS EQUITY AGREEMENT (the "Agreement") is made and entered into effective as of December 7, 2017, by and between Blink Charging Co. (f/k/a Car Charging Group, Inc.), a Nevada corporation (the "Company") and Ira Feintuch, the Chief Operating Officer of the Company.

WHEREAS, the Company is currently in the process of pursuing: (i) a public offering of its securities; and (ii) the listing of its shares of common stock on the Nasdaq Capital Market or other national securities exchange (collectively, the "Offering");

WHEREAS, effective August 29, 2017, the Company implemented a 1-for-50 reverse split of the Company's issued and outstanding common stock (the "Reverse Split");

WHEREAS, Mr. Feintuch and the Company have entered into a number of agreements through the date of this Agreement including, but not limited to, a certain compensation agreement dated June 16, 2017, a certain fee/commission agreement from 2009 referenced in the June 16, 2017 compensation agreement, a certain employment agreement dated March 24, 2015, a letter agreement dated June 23, 2017 in regards to the Company's recent reverse split, a Series C Preferred Stock conversion agreement entered into in 2017 and any agreement, whether or not oral, previously entered into between the Company and Mr. Feintuch not incorporated into the Feintuch Agreements is hereby incorporated into this Agreement (together, "the Feintuch Agreements").

WHEREAS, Mr. Feintuch owns one million (1,000,000) shares of the Company's Series A Preferred Stock ("Series A Shares") which, pursuant to the Series A Certificate of Designation (as amended), were convertible into two million five hundred thousand (2,500,000) shares of the Company's common stock with the Reverse Split not resulting in a proportionate adjustment to the conversion ratio of the Series A Preferred Stock;

WHEREAS, Mr. Feintuch agreed, pursuant to a June 2017 agreement, that upon the closing of the Offering, Mr. Feintuch would automatically convert his Series A Shares into two hundred thousand (200,000) shares of the Company's common stock;

WHEREAS, in connection with the Offering, the staff of the Nasdaq Capital Market requested that the conversion ratio of the Series A Shares be subject to the Reverse Split and Mr. Feintuch has agreed; and

WHEREAS, the Board of Directors of the Company, in consideration of Mr. Feintuch's many years of work for the Company, considers it to be in the Company's best interest to grant equity to Mr. Feintuch in connection with the Offering.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. New Series A Conversion Agreement. The Company and Mr. Feintuch hereby agree that upon the closing of the Offering, Mr. Feintuch is extinguishing his right to 2,450,000 (two million four hundred fifty thousand) shares of the Company's common stock on an as-converted basis. Upon the closing of the Offering, the Series A Shares shall automatically convert into fifty thousand (50,000) restricted shares of the Company's common stock.

2. Equity. The Company and Mr. Feintuch hereby agree that upon the closing of the Offering, the Company will irrevocably issue 26,500 restricted shares of the Company's common stock to Mr. Feintuch as equity.

3. Compensation Owed. If, on the day of the closing of the Offering, Mr. Feintuch is no longer employed by the Company, all cash amounts owed to Mr. Feintuch shall be paid on such date and all securities owed to Mr. Feintuch shall be issued on such date. Such cash amounts and securities owed to Mr. Feintuch shall include, but not be limited to, those amounts and securities owed pursuant to this Agreement and pursuant to

those Feintuch Agreements between the Company and Mr. Feintuch. The Company specifically acknowledges that the total amount of accrued commissions on hardware sales and revenue from charging stations have not yet been calculated from July 1, 2017 through December 6, 2017 and these commissions shall be calculated using the same formula used in the June 16, 2017 Compensation Agreement. The amounts owed from July 1, 2017 through the date of the closing of the Offering shall be paid on such date.

4. Expiration of this Agreement. If the Offering does not close by 5:00 PM Eastern Standard Time on December 29, 2017, this Agreement shall expire.

5. Counterparts. This Agreement may be executed in any number of counterparts, including facsimile and scanned versions, each of which when so executed shall be deemed an original and all of which shall constitute together one and the same instrument, and shall be effective upon execution by all of the parties.

IN WITNESS WHEREOF, the parties have executed this Conversion Agreement.

BLINK ~~CHARGING~~ CO.	**IRA FEINTUCH**
By: ______________________	______________________
Michael J. Calise, Chief Executive Officer	